                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                Modem Media, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    607533106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:                                             [ ] Rule 13d-1(b)
                                                               [x] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Taylor H. Wilson, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5615

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP No. - 607533106                                         Page 2 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               WS Capital, L.L.C.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
      NUMBER OF
        SHARES                  607,904
     BENEFICIALLY   ------------------------------------------------------------
       OWNED BY       6    SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON      ------------------------------------------------------------
         WITH         7    SOLE DISPOSITIVE POWER

                                607,904
                    ------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              607,904
--------------------------------------------------------------------------------
          10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
          11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                              2.3%
--------------------------------------------------------------------------------
          12        TYPE OF REPORTING PERSON

                              HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 607533106                                         Page 3 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               WS Capital Management, L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
    NUMBER OF
      SHARES                    607,904
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY         6    SHARED VOTING POWER
       EACH
    REPORTING                   0
      PERSON        ------------------------------------------------------------
       WITH           7    SOLE DISPOSITIVE POWER

                                607,904
                    ------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
         9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                607,904
--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                2.3%
--------------------------------------------------------------------------------
       12           TYPE OF REPORTING PERSON

                                IA
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 607533106                                         Page 4 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Walker Smith Capital, L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
    NUMBER OF
      SHARES                    52,360
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY         6    SHARED VOTING POWER
       EACH
    REPORTING                   0
      PERSON        ------------------------------------------------------------
       WITH           7    SOLE DISPOSITIVE POWER

                                52,360
                    ------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                52,360
--------------------------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                    [ ]

--------------------------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                0.2%
--------------------------------------------------------------------------------
       12          TYPE OF REPORTING PERSON

                                PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 607533106                                         Page 5 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Walker Smith Capital (Q.P.), L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
    NUMBER OF
      SHARES                    255,644
  BENEFICIALLY      ------------------------------------------------------------
    OWNED BY          6    SHARED VOTING POWER
      EACH
   REPORTING                    0
     PERSON         ------------------------------------------------------------
      WITH            7    SOLE DISPOSITIVE POWER

                                255,644
                    ------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              255,644
--------------------------------------------------------------------------------
       10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
       11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                              1.0%
--------------------------------------------------------------------------------
       12           TYPE OF REPORTING PERSON

                              PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 607533106                                         Page 6 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Walker Smith International Fund, Ltd.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               British Virgin Islands
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
     NUMBER OF
       SHARES                   299,900
    BENEFICIALLY    ------------------------------------------------------------
      OWNED BY        6    SHARED VOTING POWER
        EACH
     REPORTING                  0
       PERSON       ------------------------------------------------------------
        WITH          7    SOLE DISPOSITIVE POWER

                                299,900
                    ------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
          9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              299,900
--------------------------------------------------------------------------------
         10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
         11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                              1.1%
--------------------------------------------------------------------------------
         12         TYPE OF REPORTING PERSON

                              CO
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 607533106                                         Page 7 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               WSV Management, L.L.C.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
    NUMBER OF
      SHARES                    127,000
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY         6    SHARED VOTING POWER
       EACH
    REPORTING                   0
      PERSON        ------------------------------------------------------------
       WITH           7    SOLE DISPOSITIVE POWER

                                127,000
                    ------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               127,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

               IA
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 607533106                                         Page 8 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               WS Ventures Management, L.P.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER
    NUMBER OF
      SHARES                    127,000
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY         6    SHARED VOTING POWER
       EACH
    REPORTING                   0
      PERSON        ------------------------------------------------------------
       WITH           7    SOLE DISPOSITIVE POWER

                                127,000
                    ------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               127,000
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

               HC
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 607533106                                         Page 9 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 WS Opportunity Fund, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]

--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Texas
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                      39,015
     NUMBER OF       -----------------------------------------------------------
       SHARES             6    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                        0
        EACH         -----------------------------------------------------------
     REPORTING            7    SOLE DISPOSITIVE POWER
       PERSON
        WITH                          39,015
                     -----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           39,015
--------------------------------------------------------------------------------
           10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]
--------------------------------------------------------------------------------
           11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.1%
--------------------------------------------------------------------------------
           12       TYPE OF REPORTING PERSON

                           PN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 607533106                                        Page 10 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 WS Opportunity Fund (Q.P.), L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Texas
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                      47,685
       NUMBER OF     -----------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                       0
         EACH        -----------------------------------------------------------
       REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                         47,685
                     -----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           47,685
--------------------------------------------------------------------------------
           10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
           11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.2%
--------------------------------------------------------------------------------
           12       TYPE OF REPORTING PERSON

                           PN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 607533106                                        Page 11 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 WS Opportunity Fund International, Ltd.
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                      40,300
       NUMBER OF     -----------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                       0
         EACH        -----------------------------------------------------------
       REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                         40,300
                     -----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           40,300
--------------------------------------------------------------------------------
           10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
           11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.2%
--------------------------------------------------------------------------------
           12       TYPE OF REPORTING PERSON

                           CO
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 607533106                                        Page 12 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Reid S. Walker
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                      734,904
       NUMBER OF     -----------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                       0
         EACH        -----------------------------------------------------------
       REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                         734,904
                     -----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           734,904
--------------------------------------------------------------------------------
           10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
           11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           2.8%
--------------------------------------------------------------------------------
           12       TYPE OF REPORTING PERSON

                           HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 607533106                                        Page 13 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 G. Stacy Smith
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                      734,904
       NUMBER OF     -----------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                       0
         EACH        -----------------------------------------------------------
       REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                         734,904
                     -----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           734,904
--------------------------------------------------------------------------------
           10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
           11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           2.8%
--------------------------------------------------------------------------------
           12       TYPE OF REPORTING PERSON

                           HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 607533106                                        Page 14 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Patrick P. Walker
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                      127,000
       NUMBER OF     -----------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                       0
         EACH        -----------------------------------------------------------
       REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                         127,000
                     -----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
           9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           127,000
--------------------------------------------------------------------------------
           10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES                                           [ ]

--------------------------------------------------------------------------------
           11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           0.5%
--------------------------------------------------------------------------------
           12       TYPE OF REPORTING PERSON

                           HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 607533106                                        Page 15 of 21 Pages
---------------------                                        -------------------

         This Amendment No. 1 to Schedule 13G relates to the shares of common stock, par value $0.001 per share ("Common Stock"), of Modem Media, Inc., a Delaware corporation, purchased by (i) WS Capital, L.L.C., a Texas limited liability company ("WS Capital"), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership ("WSC"), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership ("WSCQP"), and (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company ("WS International"), and
(ii) WSV Management, L.L.C., a Texas limited liability company ("WSV"), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership ("WSO"),
(2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership ("WSOQP"), and
(3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company ("WSO International"). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership ("WSC Management"). WSC Management is the general partner of each of WSC and WSCQP and the investment manager and agent and attorney-in-fact for WS International. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership ("WSVM"). WSVM is the general partner of each of WSO and WSOQP and the investment manager and agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Each of the reporting persons hereby expressly disclaims membership in a "group" under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)  Name of Issuer:

           Modem Media, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           230 East Avenue
           Norwalk, Connecticut 06855

Item 2(a)  Names of Persons Filing:

           See Item 1 of each cover page.

Item 2(b)  Address of Principal Business Offices:

           300 Crescent Court, Suite 880
           Dallas, Texas 75201

Item 2(c)  Citizenship:

           See Item 4 of each cover page.

Item 2(d)  Title of Class of Securities:

           Common Stock, par value $0.001 per share

CUSIP No. - 607533106                                        Page 16 of 21 Pages

Item 2(e)      CUSIP Number:

               607533106

Item 3         Status of Persons Filing:

               (a)  [ ]  Broker or dealer registered under section 15 of the Act
                         (15 U.S.C. 78o);

               (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                         (15 U.S.C. 78c);

               (c)  [ ]  Insurance company as defined in section 3(a)(19) of the
                         Act (15 U.S.C. 78c);

               (d)  [ ]  Investment company registered under section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8);

               (e)  [ ]  An investment adviser in accordance with Section
                         240.13d-1(b)(1)(ii)(E);

               (f)  [ ]  An employee benefit plan or endowment fund in
                         accordance with Section 240.13d-1(b)(1)(ii)(F);

               (g)  [ ]  A parent holding company or control person in
                         accordance with Section 240.13d-1(b)(1)(ii)(G);

               (h)  [ ]  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)  [ ]  Group, in accordance with Section
                         240.13d-1(b)(1)(ii)(J).

Item 4         Ownership:

               (a) Reid S. Walker and G. Stacy Smith are the beneficial owners of 734,904 shares of Common Stock, which includes (i) 607,904 shares of Common Stock beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International and (ii) 127,000 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

                    Patrick P. Walker is the beneficial owner of 127,000 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

                    WS Capital and WSC Management are the beneficial owners of 607,904 shares of Common Stock, which includes (i) 52,360 shares beneficially owned by WSC, (ii) 255,644 shares beneficially owned by WSCQP and (iii) 299,900 shares beneficially owned by WS International.

                    WSV and WSVM are the beneficial owners of 127,000 shares of Common Stock, which includes (i) 39,015 shares beneficially owned by WSO, (ii) 47,685 shares beneficially owned by WSOQP and (iii) 40,300 shares beneficially owned by WSO International.

CUSIP No. - 607533106                                       Page 17 of 21 Pages

               (b)  Percent of class:

                    See Item 11 of each cover page.

               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote:

                          See Item 5 of each cover page.

                    (ii)  shared power to vote or to direct the vote:

                          See Item 6 of each cover page.

                    (iii) sole power to dispose or to direct the disposition of:

                          See Item 7 of each cover page.

                    (iv) shared power to dispose or to direct the disposition of:

                          See Item 8 of each cover page.

Item 5         Ownership of 5% or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6         Ownership of More than 5% on Behalf of Another Person:

               Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

               WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSC, WSCQP and WS International. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSC Management's clients.

               WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSV's clients.

CUSIP No. - 607533106                                        Page 18 of 21 Pages

Item 8         Identification and Classification of Members of the Group:

               Not applicable.

Item 9         Notice of Dissolution of Group:

               Not applicable.

Item 10        Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                        -------------------

CUSIP No. - 607533106                                        Page 19 of 21 Pages
---------------------                                        -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2004

                            WS CAPITAL, L.L.C.

                            By:  /s/ Reid S. Walker
                               -------------------------------------------------
                               Reid S. Walker, Member

                            WS CAPITAL MANAGEMENT, L.P.

                            By: WS Capital, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                ------------------------------------------------
                                Reid S. Walker, Member

                            WALKER SMITH CAPITAL, L.P.

                            By: WS Capital Management, L.P., its general partner

                            By: WS Capital, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                ------------------------------------------------
                                Reid S. Walker, Member

                            WALKER SMITH CAPITAL (Q.P.), L.P.

                            By: WS Capital Management, L.P., its general partner

                            By: WS Capital, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                ------------------------------------------------
                                 Reid S. Walker, Member

---------------------                                        -------------------

CUSIP No. - 607533106                                        Page 20 of 21 Pages
---------------------                                        -------------------

                            WALKER SMITH INTERNATIONAL FUND, LTD.

                            By: WS Capital Management, L.P., its agent and
                                attorney-in-fact

                            By: WS Capital, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                ------------------------------------------------
                                Reid S. Walker, Member

                            WSV MANAGEMENT, L.L.C.

                            By:  /s/ Reid S. Walker
                                ------------------------------------------------
                                Reid S. Walker, Member

                            WS VENTURES MANAGEMENT, L.P.

                            By: WSV Management, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                ------------------------------------------------
                                Reid S. Walker, Member

                            WS OPPORTUNITY FUND, L.P.

                            By: WS Ventures Management, L.P., its general
                                partner

                            By: WSV Management, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                ------------------------------------------------
                                Reid S. Walker, Member

                            WS OPPORTUNITY FUND (Q.P.), L.P.

                            By: WS Ventures Management, L.P., its general
                                partner

                            By: WSV Management, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                ------------------------------------------------
                                Reid S. Walker, Member

---------------------                                        -------------------

CUSIP No. - 607533106                                        Page 21 of 21 Pages
---------------------                                        -------------------

                            WS OPPORTUNITY FUND INTERNATIONAL, LTD.

                            By: WS Ventures Management, L.P., its agent and
                                attorney-in-fact

                            By: WSV Management, L.L.C., its general partner

                            By:  /s/ Reid S. Walker
                                ------------------------------------------------
                                Reid S. Walker, Member

                             /s/ Reid S. Walker
                            ----------------------------------------------------
                            REID S. WALKER

                             /s/ G. Stacy Smith
                            ----------------------------------------------------
                            G. STACY SMITH

                             /s/ Patrick P. Walker
                            ----------------------------------------------------
                            PATRICK P. WALKER

Exhibit1 Joint Filing Agreement, dated February 11, 2004, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital, L.P., Walker Smith Capital (Q.P.), L.P., Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (Q.P.), L.P., WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith and Patrick P. Walker.